Exhibit 99.1

FOR IMMEDIATE RELEASE                                CONTACT: Linda Ordoukhanian
                                                              (617) 331-7655

                                  PRESS RELEASE
                                ---------------

       UNI-MARTS, INC. STOCKHOLDER GROUP PLANS TO VOTE AGAINST PROPOSALS
                               IN PROXY STATEMENT

 NEW YORK, NY -- February 12, 2002 -- A stockholder group representing 11.9% of the Common Stock of Uni-Marts, Inc. (AMEX: UNI) announced today that it plans to vote "AGAINST" the proposals set forth in the proxy statement relating to the annual meeting of stockholders of Uni-Marts, Inc. to be held on February 21, 2002.

 In addition, the stockholder group has determined that it is in its best interests either to sell its investment in Uni-Marts, Inc. to a third party in a tender offer or a business combination transaction, attempt to change the present management of Uni-Marts, Inc., or take other action to enhance and realize upon the value of its investment in Uni-Marts, Inc.

 The stockholder group is composed of Armineh Ordoukhanian Petrossian, Linda Ordoukhanian, Elsa Ordoukhanian and Nancy Ordoukhanian.